Exhibit 10(ii)

MOOG INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND OFFICERS

Adopted October 1, 1980
Amended and Restated May 16, 2002

        Section 1. Effective Date. The original effective date of this Plan is October 1, 1980. The effective date of the amended and restated Plan document is May 16, 2002.

        Section 2. Eligibility. Any Director of Moog Inc. (the "Company") who is not an officer or employee of the Company or a subsidiary of the Company as well as any elected Officer of the Company is eligible to participate in the Plan. Eligibility does not extend to directors or officers of any affiliate or subsidiary, or to appointed officers, unless the specific director or officer is declared eligible by the Board of Directors of the Company.

        Section 3. Deferred Compensation Account. The Committee will establish, for each participant who elects to defer a portion of his or her compensation, a deferred compensation account solely for the purpose of measuring the alternative amounts to be ultimately paid out to participants, the value of which will be measured, in part, by the monetary equivalent of shares of the Company's Class A common stock, $1.00 par value ("Class A Shares") as provided in subsequent sections of this Plan.

        Section 4. Amount of Deferral. A Director participant may elect to defer receipt of all or a specified part of the compensation otherwise payable to the participant for service on the Board of Directors. An Officer participant may elect to defer receipt of all or a specified part of the compensation otherwise payable to the participant under any management profit sharing or incentive compensation plan of the Company. Deferred compensation will be credited to the participant's deferred compensation account (on the dual bases set out in Sections 5 and 6 for contributions made prior to March 30, 2002, but using only the interest crediting method set out in Section 5 for contributions made after March 29, 2002) on the date such compensation would otherwise be payable.

        Section 5. Credit to Account. For all contributions, an amount equal to the participant's deferred compensation will be credited to his deferred compensation account and a running balance will be kept of all credited sums, together with a monthly credit of the accrued compounded interest thereon at the average six month Treasury Bill rate for that month.

        Section 6. Share Equivalent Credit to Account. In addition, for contributions made prior to March 30, 2002, only, the closing price of Class A Shares of the Company on the New York or American Stock Exchange, as the case may be, on the date that deferred compensation is credited, as provided in Section 4, will be determined and divided into the total amount of the participant's deferred compensation to establish a Class A Share equivalent number that will be credited to the participant's account on the date of such contribution. No interest will accrue to the monetary value of the share equivalent number, but this share equivalent number will be credited with dividends, if any, in the manner described in Section 7.

        Section 7. Dividend Credit. Until a participant terminates service as an Officer or Director, and is no longer employed by or serving as a consultant to the Company, the participant's deferred compensation account will be credited from time to time and prior to March 30, 2002, with an additional Class A Share equivalent number determined by dividing the amount of any dividends that would be payable on Class A Shares equal to the Class A Share equivalent number credited to each participant's account, by the closing price of Class A Shares on the New York or American Stock Exchange, as the case may be, on the record date for those dividends. After termination as an Officer or Director, as well as termination of employment or services as a consultant, an individual's deferred compensation account, until paid in full, will continue to be credited with interest as provided in Section 5, but will not be credited with any additional equivalent of Class A Shares.

        Section 8. Time of Election of Deferral. An election to defer compensation will be made during the month of December of each year and will be effective for the following calendar year and thereafter for any compensation not then earned. A participant's election will remain in effect until the participant ceases to be a Director or Officer, or until the Company is notified in writing that the participant wishes to change his or her deferred election for future compensation, whichever occurs first.

        Section 9. Value of Deferred Compensation Accounts. Prior to March 30, 2002, the value of a participant's deferred compensation account is the dollar value of the account attributable to contributions made before March 30, 2002 based on the greater of (A) an amount determined by multiplying the Class A Share equivalent number credited to a participant's account by the closing price on the New York or American Stock Exchange, as the case may be, of the Company's Class A Shares on the date the determination is made, or (B) the dollar value of the deferred compensation account calculated in accordance with Section 5. On March 29, 2002, the dollar value of a participant's account is determined in accordance with the immediately preceding sentence in this Section 9 using the closing price of the Company's stock on March 29, 2002 and will be the basis for determining future valuations of the participant's accounts. For valuation dates subsequent to March 29, 2002, the dollar value of the account is determined solely in accordance with Section 5.

        Section 10. Payment of Deferred Compensation. No withdrawal may be made from the participant's deferred compensation account, except as provided in this Section.

        When annual installments are elected, payments will be made on each January 15 in accordance with the participant's election as provided in Section 11. The amount of each installment will be determined by dividing the balance by the number of installments to be paid or by multiplying the value of the participant's deferred compensation account, determined as provided in Section 9, by a fraction, the numerator of which is one, and the denominator of which is the total number of installments elected, minus the number of any installments previously paid.

        Although the value of a participant's deferred compensation account is payable in cash in annual installments as provided for in this Section 10, at the participant's request, the Board of Directors of the Company may direct such amount to be paid in a lump sum on the following January 15. If a lump sum payment has been directed prior to March 30, 2002, the value of the participant's deferred compensation account will be determined in accordance with Section 9 using the closing price of such Class A Shares traded on the New York Stock Exchange on the preceding December 31.

        Whenever a lump sum payment of the full value of the deferred compensation account is to be made to a participant, the Company will make payment in cash, provided, however, the Company, in its sole discretion, may make payment to the participant in Class A shares to the extent of the amount by which the value of the account exceeds the dollar value of the deferred compensation credited to the account, ignoring any compounded interest credited under Section 5.

        Section 11. Manner of Electing Deferral. A participant may elect to defer compensation by giving written notice to the Company on a form provided by the Company. The notice will include (1) the amount to be deferred; (2) an election of a lump sum payment or the number of annual installments (not to exceed ten) for the payment of the deferred compensation; and (3) the date of the lump sum payment or the first installment payment. A copy of the form of notice is attached hereto and made a part hereof.

        In the event of a participant's death before he receives all of the deferred payments to which he is entitled hereunder, the value of the participant's deferred compensation account will be determined as of the day immediately following death, and that value will be paid to the estate of the deceased participant, or his designated beneficiary, within 20 days after the Company receives written notice of the appointment of a legal representative of the estate of the deceased participant.

        Section 12. Participant's Rights Unsecured. The right of any participant to receive any future installments under the provisions of this Plan will be an unsecured claim against the general assets of the Company. Although prior to March 30, 2002 the amounts of deferred compensation may, in part, be measured by a Class A Share equivalent number, no participant has any right to receive any shares of Class A stock.

        Section 13. Statement of Account. Statements will be sent to participants at least annually, but in any event, not later than February as to the value of the participant's deferred compensation account as of the end of December of the preceding year, as determined in accordance with Section 9.

        Section 14. Assignability. The right to receive payments under this Plan is not transferable or assignable by a participant, except by will or by the laws of descent and distribution.

        Section 15. Dilution and Other Adjustments. In the event of any changes in the Company's Class A Shares by reason of any share distribution or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, corresponding adjustment in the participant's deferred compensation account will be made by the Company and will be conclusive and binding for all purposes of the Plan.

        Section 16. Committee. The Board of Directors of the Company may appoint a Committee to administer this Plan. The Committee, unless otherwise constituted, is the Executive Compensation Committee of the Board of Directors.

        Section 17. Amendment. This Plan may, at any time or from time to time, be amended, modified or terminated by the Board of Directors or the Executive Committee of the Board of Directors of the Company. No amendment, modification or termination may, without the consent of a participant, adversely affect the participant's accruals in his deferred compensation account.

MOOG INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS AND OFFICERS
Election to Defer Compensation

TO:	Moog Inc.
ATTENTION:	Executive Compensation Committee of the Board of Directors

        In accordance with the provisions of the Moog Inc. Deferred Compensation Plan for Directors and Officers, a copy of which has been provided to me, I hereby elect as of the beginning of the calendar year following the date of this election, and thereafter, to defer future compensation otherwise payable to me for services on the Board of Directors of Moog Inc., or as an officer of the Company as noted below:

DIRECTORS	OFFICERS
Amount of Deferral $_______________ (amount per year) or ______________% (percentage per year)

Amount of Deferral

________________%
(percentage of bonus compensation plan)

________________%
(percentage of bonus compensation plan)

$________________
(total number of dollars, not to exceed $_________)

        The compensation deferred is to be paid to me in _____ (insert number not to exceed ten) annual installments, the first of which is to commence on (choose one)

_______________	the January 15th of the calendar year following the termination of my services, or
_______________	the January 15, ______ (a date subsequent to expected termination)

        In the event of my death before I receive all my deferred payments, unless I designate a beneficiary below, the unpaid balance will be paid to my estate as provided in Section 10.

        This election is subject to all the terms of the Moog Inc. Deferred Compensation Plan for Directors.

Designated Beneficiary:	__________________________
(Indicate if None)

__________________________
Signature of Director or Officer
Date of election: ____________________

Received: Executive Compensation Committee

By:        __________________________________

Date:     __________________________________

TO:	Moog Inc.
Executive Compensation Committee of the
Board of Directors

        I received and reviewed the Moog Inc. Deferred Compensation Plan for Directors and Officers and do not wish to participate in the Plan as of this time.

_____________________	________________________________________
DATE	SIGNATURE OF DIRECTOR OR OFFICER